SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549


                                      FORM 11-K



                                    ANNUAL REPORT
                           PURSUANT TO SECTION 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934



                                    ANNUAL REPORT
                           PURSUANT TO SECTION 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934
                                    [FEE REQUIRED]
                     For the fiscal year ended December 30, 1993



                            Commission file number 1-10215




                         NABISCO BRANDS DE PUERTO RICO, INC.
                              CAPITAL ACCUMULATION PLAN
                               (Full title of the plan)





                              RJR NABISCO HOLDINGS CORP.
                             1301 Avenue of the Americas
                              New York, New York  10019
             (Name of issuer of the securities held pursuant to the plan and the address of its principal executive office)

                                 REQUIRED INFORMATION


          1.   Not Applicable.

          2.   Not Applicable.

          3.   Not Applicable.

          4. The Nabisco Brands de Puerto Rico, Inc. Capital Accumulation Plan (the "Plan") is subject to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). Effective July 30, 1993, the RJR Nabisco, Inc. Defined Contribution Master Trust (the "Wachovia Trust") was amended to provide that Wachovia Bank of North Carolina, N.A. no longer serves as co-trustee and the assets of the Plan are to be held by Banco Popular de Puerto Rico as sole trustee of the RJR Nabisco, Inc. Puerto Rico Defined Contribution Master Trust (the "P.R. Trust"). Attached hereto as Exhibits 1.1, 1.2 and 1.3 are copies of the most recent audited financial statements and schedules, as applicable, of the Plan, of the Wachovia Trust and of the P.R. Trust, respectively, in each case prepared in accordance with the financial reporting requirements of ERISA.


          Exhibits
          --------

          1.1 Most recently audited financial statements and schedules of the Plan.

          1.2 Trust financial statements and schedules from the most recently audited financial statements and schedules of the Wachovia Trust.

          1.3 Trust financial statements and schedules from the most recently audited financial statements and schedules of the P.R. Trust.

          2    Consent of Deloitte & Touche.

                                      SIGNATURE
                    Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        NABISCO BRANDS DE PUERTO RICO, INC.
                                           CAPITAL ACCUMULATION PLAN


                                        H. Colin McBride
                                        -----------------------------------
                                        H. Colin McBride
                                        Secretary, RJR Employee
                                        Benefits Committee

          Date:  July 1, 1994

                                       EXHIBIT INDEX
                                       -------------





          EXHIBIT                                                       PAGE
          -------                                                       ----



          1.1 Most recently audited financial statements and schedules of the Plan.

          1.2 Trust financial statements and schedules from the most recently audited financial statements and schedules of the Wachovia Trust.

          1.3 Trust financial statements and schedules from the most recently audited financial statements and schedules of the P.R. Trust.


          2         Consent of Deloitte & Touche.